UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Variable Series Trust II

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VARIABLE PORTFOLIO – PARTNERS SMALL CAP GROWTH FUND

50606 Ameriprise Financial Center

Minneapolis, MN 55474

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about February 8, 2013, is being provided to the shareholders of Variable Portfolio-Partners Small Cap Growth Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as Investment Manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated March 1, 2011. The Fund currently has three subadvisers. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under of the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund and Columbia Management’s policies.

PALISADE CAPITAL MANAGEMENT, L.L.C. AND THE NEW SUBADVISORY AGREEMENT

Prior to November 19, 2012, TCW Investment Management Company (“TCW”) served as one the three subadvisers for the Fund. At a meeting of the Board on September 12-13, 2012, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to terminate the subadvisory agreement with TCW as a subadviser to the Fund; (ii) to approve a subadvisory agreement with Palisade Capital Management, L.L.C. (“Palisade”), which became effective on November 19, 2012; and (iii) to modify the Fund’s principal investment strategies to reflect Palisade’s investment process (for the portion of the Fund it will manage).

The recommendation to terminate TCW and to hire Palisade was made by Columbia Management primarily due to process inconsistencies and underperformance. The recommendation to hire Palisade to manage a portion of the Fund’s assets was based on, among others, an evaluation of Palisade conducted by Columbia Management from which it determined that Palisade’s investment strategy would complement well with the Fund’s other two subadvisers, the London Company of Virginia (“London Company”) and Wells Capital Management Incorporated (“Wells Capital”) (collectively, the “Existing Subadvisers”).

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Net Assets (billions)	Annual rate at each asset level
First $0.25	0.900%
Next $0.25	0.850%
Over $0.50	0.800%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this transaction. Columbia Management, in turn, pays Palisade and the Existing Subadvisers a fee out of its own assets, calculated at the following rates:

• Palisade:	0.45% on the first $100 million, reducing to 0.40% as assets increase
• London Company:	0.45% on all assets
• Wells Capital:	0.48% on all assets

Columbia Management paid TCW a fee out of its own assets under the former Subadvisory Agreement with TCW at the rate of 0.50% on the first $100 million, reducing to 0.40% as assets increase.

	Fees paid by the Fund to Columbia Management for the period from January 1, 2012 through November 19, 2012*	Fees paid by Columbia Management to TCW for the period from January 1, 2012 to November 16, 2012	Fees that would have been paid by Columbia Management to Palisade had the Subadvisory Agreement with Palisade been in effect for the period from January 1, 2012 to November 16, 2012**	Differences between the fees paid to TCW and the fees that would have been paid to Palisade for the period from January 1, 2012 to November 16, 2012**
Variable Portfolio-Partners Small Cap Growth Fund (12/31/11)	$4,010,365.88	$603,113.88	$560,752.76	$42,361.12

*	Columbia Management uses these fees to pay the subadviser.
**	These amounts are based upon monthly asset estimates.

The Existing Subadvisers’ Subadvisory Agreements and services provided pursuant to such agreements are unchanged as a result of this transition. Other than the different fee schedule, there are no material differences affecting the Fund or its shareholders with respect to the Palisade Subadvisory Agreement, compared to the TCW subadvisory agreement.

INFORMATION ABOUT PALISADE

Palisade was founded as an independent investment adviser and began operations in March 1995. As of November 30, 2012, Palisade had approximately $3.6 billion in assets under management. Palisade’s principal offices are located at 1 Bridge Plaza North, Suite 695, Fort Lee, New Jersey 07024-7102.

The following table provides information on the principal executive officers and directors of Palisade.

Name	Title/Responsibilities	Address
Jack Feiler	President/Chief Investment Officer-Private Wealth Management	1 Bridge Plaza North, Suite 695 Fort Lee, New Jersey 07024-7102

Martin Lawrence Berman	Chairman/Chief Executive Officer	1 Bridge Plaza North, Suite 695 Fort Lee, New Jersey 07024-7102

Steven Edward Berman	Vice Chairman	1 Bridge Plaza North, Suite 695 Fort Lee, New Jersey 07024-7102

Dennison Theodore Veru	Executive Vice President/Chief Investment Officer-Institutional	1 Bridge Plaza North, Suite 695 Fort Lee, New Jersey 07024-7102

Jeffrey David Serkes	Chief Operating Officer	1 Bridge Plaza North, Suite 695 Fort Lee, New Jersey 07024-7102

Bradley Robert Goldman	General Counsel, Chief Compliance Officer	1 Bridge Plaza North, Suite 695 Fort Lee, New Jersey 07024-7102

Board Considerations

At the September 12-13, 2012 Board meeting, the Board, including all of the Independent Trustees, unanimously approved (i) to terminate of the subadvisory agreement between Columbia Management and TCW as a subadviser to the Fund; (ii) the proposed subadvisory agreement between Palisade and Columbia Management (the “Subadvisory Agreement”) for the Fund; and (iii) to

modify the Fund’s principal investment strategies to reflect Palisade’s investment process (for the portion of the Fund it will manage) (the “Palisade Proposals”). The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with Palisade’s proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment performance, and the compliance program of Palisade. Additionally, the Trustees considered the process undertaken during their most recent consideration and approval of advisory agreements, for annual renewal purposes, at the April 2012 meeting. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Palisade Proposals.

Nature, Extent and Quality of Services to be Provided by Palisade:

The Board then considered its analysis of the reports and presentations received by it and the Contracts Committee, detailing the services proposed to be performed by Palisade as subadviser for the Fund, as well as its history, reputation, expertise, resources and capabilities, and the qualifications of its personnel. (The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an Investment Management Services Agreement between Columbia Management and the Fund.)

The Board observed that Palisade’s compliance program had been reviewed by the Funds’ Chief Compliance Officer and was determined by Asset Management Compliance to be reasonably designed to prevent violations of the federal securities laws. The Board also observed that information had been presented regarding the capabilities and financial condition of Palisade, and its ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board noted, in particular, that Palisade’s investment approach was reviewed by the Investment Review Committee and is led by a senior portfolio manager with 19 years of investment experience and that the portfolio would be co-managed by six investment professionals. The Board also recalled the information provided by Columbia Management and the Committee reports regarding Palisade’s personnel, its risk controls, philosophy, and process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement, including that the relatively broad scope of services required to be performed by Palisade was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also considered, in this regard, the proposed termination of TCW and Columbia Management’s explanation that the termination was primarily due to process inconsistencies and underperformance. The Board also reviewed the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a prospective successor subadviser with an investment style consistent with the Fund’s investment objective and focus. The Board also considered representations concerning the expectation that Palisade’s strategy is well suited for Columbia Management’s desired risk/return profile for the Fund.

Investment Performance of Palisade:

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered Palisade’s investment performance, noting that Palisade has delivered solid performance results over the one-, three-, five- and ten-year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that Palisade was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability:

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to Palisade would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by Palisade to other clients, observing that the proposed subadvisory fees are generally in line with (i) fees charged by Palisade to other subadvisory clients and (ii) subadvisory fees paid by Columbia Management to subadvisers of other subadvised funds. The Board also considered the expected profitability of Columbia Management and its affiliates in connection with the hiring of Palisade and concluded that the profitability levels were reasonable.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees were fair and reasonable in light of the extent and quality of services to be provided. In reaching this conclusion, no single factor was determinative. On September 13, 2012, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available on request, without charge, by contacting your financial intermediary, writing to Columbia Variable Portfolio Funds P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of November 30, 2012, Columbia Management and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203) owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

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